Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

February 12, 2008

SIGMA-ALDRICH (NASDAQ: SIAL) ANNUAL SALES SURPASS $2 BILLION MARK.

Q4 2007 SALES INCREASE 14.6%. Q4 2007 DILUTED EPS UP 20.8% TO $.64.

2008 DILUTED EPS GUIDANCE UP 7.7% - 12.0% TO $2.52 - $2.62 PER SHARE.

HIGHLIGHTS:

2007 Results (all percentage comparisons are to comparable periods in 2006):

•

Q4 2007 Sales Set New Quarterly Record: At $532.1 million, Q4 2007 sales reached a new quarterly high, beating the Q2 2007 record of $507.5 million and driving full year 2007 sales to $2.039 billion. Overall Q4 sales increased 14.6%, the highest quarterly gain in 2007 with all four business units reporting double-digit growth. Organic sales growth of 5.5% was enhanced by a currency benefit of 6.8% and a 2.3% contribution from a February 2007 acquisition. Full year sales grew 13.4%, with organic sales growth of 6.5% and currency and the acquisition contributing 4.8% and 2.1%, respectively. Quarterly and year-to-date comparisons and a reconciliation of reported to adjusted sales growth can be found on page 10.

•

Operating And Pretax Margins Both Improved In 2007: Q4 2007 operating and pretax income margins of 22.2% and 21.3%, respectively, and full year 2007 operating and pretax income margins of 22.5% and 21.5%, respectively, all represented improvements over comparable period 2006 results.

•

Strong EPS Growth Despite Higher Tax Rates: Q4 2007 diluted EPS increased 20.8% to $.64, with full year 2007 diluted EPS up 14.1% to $2.34. Favorable currency rates added $.08 and $.25 to reported EPS for Q4 and full year 2007, respectively, but higher tax rates in Q4 and full year 2007 partially offset improved pretax margins. A discussion of tax rate differences and a reconciliation of currency adjusted proforma to reported diluted EPS for the quarter and year-to-date periods can be found on pages 4 and 11, respectively.

•	Significant Increase In Cash Flow From Operations: Cash flow from operations for 2007 increased by $88.7 million or 26.8%.

Outlook:

•

Sales for full year 2008 are expected to meet the Company’s 7% organic growth goal. A modest additional carryover benefit in Q1 2008 from the Epichem acquisition is expected. Currency benefits could add another 3% to growth if currency exchange rates remain at December 31, 2007 levels.

•

Based on these sales and currency expectations, a modest margin contribution from the Company’s supply chain initiative and a higher effective tax rate ranging from 30% to 32%, management estimates full year 2008 diluted EPS in the range of $2.52 to $2.62, an increase of 7.7% to 12.0% over 2007.

CEO’s STATEMENT:

Commenting on fourth quarter performance and expectations for the full year of 2008, President and CEO Jai Nagarkatti said: “We are very pleased to have posted record results again in 2007. Annual sales exceeded $2 billion for the first time in our Company’s history. And our efforts to expand margins through Process Improvement activities combined with lower interest costs enabled us to grow our EPS more rapidly than sales, despite a higher effective tax rate. Key initiatives supporting our customer centric focus enabled us to deliver sales exceeding $500 million for the third successive quarter.”

Nagarkatti continued, “Fourth quarter achievements for our five key growth initiatives included:

•

Continuing to enhance our customer centric focus, which enabled us to deliver another quarter of strong sales performance. Our Research Specialties unit delivered exceptional sales growth for the sixth successive quarter, Research Essentials achieved better than expected growth for the third consecutive quarter and both combined to offset performance shortfalls in our other units. Research Biotech made continued progress toward its full long-term potential as the activities we’ve added to boost sales growth for this unit helped it deliver the 6% organic growth we had projected for the second half of the year. And, SAFC turned in its highest reported quarterly sales results of 2007, with contributions from both its core businesses and 2007 acquisitions;

•

Increasing reported and adjusted sales growth in CAPLA (Canada, Asia Pacific and Latin America) markets by 23.3% and 11.0%, respectively, in Q4 2007. Reported quarterly sales growth in our primary focus markets of China, India and Brazil remained robust, with efforts to increase our presence in all these markets through new sales initiatives. In China, the construction of our first manufacturing site remains on schedule;

•	Maintaining sales from web-based ordering through our industry-leading web site at 40% of worldwide Q4 2007 Research based sales, enabling us to meet our year end 2007 goal;

•

Beating our annual goal for savings from process improvement for the 6th consecutive year, with $15.2 million in reported savings. These benefits, excluding the adverse impact of higher currency rates on operating costs outside the U.S., were even more robust at $22.3 million, continuing our long-term pattern of redirecting savings to more productive, customer-facing activities; and

•

Continuing to successfully integrate exciting new capabilities in our Research Biotech and SAFC business units. Efforts through our partnership with Sangamo Biosciences to fully exploit their leadership position in zinc finger protein technology are beginning to build a pipeline of orders for future delivery in Research Biotech. And the integrations of Epichem and Molecular Medicine BioServices, both acquired during the first half of 2007, into our SAFC unit continue on schedule, adding $52 million in annualized revenue growth from acquisitions in desirable technology platforms and businesses. As always, we continue to evaluate and hold discussions with additional acquisition candidates on an ongoing basis, some of which may well add to our future revenue base.”

Nagarkatti concluded, “We expect our positive momentum to carry into and throughout 2008, enabling us to meet our 7% organic sales growth goal, generate further margin expansion and deliver strong EPS growth. I’m confident about our ability to deliver both our targeted sales growth and our EPS forecast of $2.52 to $2.62 for the year.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2006):

A reconciliation of reported and adjusted sales growth and quarterly sales by business unit can be found in tabular form in the Supplemental Financial Information section on page 10.

Reported sales increased 14.6% and 13.4% for the fourth quarter and full year 2007, respectively. Fourth quarter and full year organic sales growth, excluding currency benefits and a contribution from the February 2007 acquisition of Epichem, were 5.5% and 6.5%, respectively. Highlights for our four business units included:

Research Specialties (Reported growth: Q4: 15.5%, 2007: 13.6%; Organic growth: Q4: 7.7%, 2007: 8.3%): This unit continued its exceptional performance in Q4 2007 by exceeding its 6% long-term organic growth target for the sixth consecutive quarter. Demand remained strong in all customer segments, product initiatives and geographies, with particularly strong growth in the industrial and services/testing segments in the U.S. and the analytical, chemical, biochemistry and lab equipment product initiatives. Internet promotions and interactions helped drive sales growth in all geographic regions, and intentional inventory increases and new supplier relationships to better serve CAPLA markets continued to fuel double-digit organic growth for Research Specialties and the Company’s other research business units in these markets.

Research Essentials (Reported growth: Q4: 11.8%, 2007: 9.2%; Organic growth: Q4: 5.0%, 2007: 4.6%): Overall Q4 2007 organic sales growth paralleled that of the two preceding 2007 quarters, delivering results that beat long-term expectations for the third successive quarter and the year. Sales to pharmaceutical accounts in the U.S. and CAPLA remained strong in particular, as did overall sales to CAPLA customers. Customer centric marketing programs aimed at serving pharmaceutical customers and their contract research organizations wherever located around the globe continued to gain traction. Within Research Essentials’ overall growth rate, the cell culture and lab essentials product initiatives were the major contributors to the Q4 2007 growth.

Research Biotech (Reported growth: Q4: 11.3%, 2007: 8.1%; Organic growth: Q4: 4.4%, 2007: 3.7%): As expected, improved sales growth at nearly a 6% rate over the final half of the year was driven by stronger spending by academic customers in Europe and by double-digit Q4 2007 growth in molecular biology and peptides products in both the U.S. and Europe. The addition of sales specialists earlier in the year and ongoing expansion of product offerings through internal development efforts and technology licenses contributed to this resurgent growth. Though pricing for synthetic DNA products remained consistent with that experienced in recent quarters, demand for oligos was down in both the U.S. and Japan during the fourth quarter, dampening this unit’s otherwise reportable results.

SAFC (Fine Chemicals; Reported growth: Q4: 16.8%, 2007: 19.1%; Organic growth: Q4: 3.2%, 2007: 7.1%): This unit achieved record reported sales of $155.7 million for Q4 2007, but year-over-year growth comparisons were impacted by a very strong comparable quarter in 2006. Hitech products, including sales from recently acquired Epichem (February 2007), helped SAFC drive double-digit growth with commercial and industrial customers in European and CAPLA markets. Strong demand from pharmaceutical customers in the U.S. also continued. After stabilizing in Q2 2007, demand for industrial cell culture products declined for the second consecutive quarter in Q4 2007, reflecting the variable quarterly results from this product group. Booked orders for future delivery for all SAFC products remained in line with the record level achieved at September 30, 2007, and well ahead of the 2006 year-end level.

CAPLA: Efforts to grow sales in CAPLA markets at an even faster pace and to boost their overall contribution to 25% of total Company sales by 2010 led to reported and organic fourth quarter sales increases of 23.3% and 11.0%, respectively, with the Epichem acquisition (3.6 percentage points) and currency (8.7 percentage points) explaining the difference. Sales in these markets provided approximately 20% of total Q4 2007 sales and increased by one percentage point of worldwide sales for full year 2007 over 2006. Continued emphasis in the developing markets of India, China and Brazil provided reported growth ranging from approximately 35% to 50% in these focus markets for the full year.

INCOME ANALYSIS:

A reconciliation of currency adjusted proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 11.

Reported diluted EPS for 2007’s fourth quarter of $.64, which includes a $.08 benefit from currency exchange rates, increased 20.8% over the $.53 reported for 2006’s fourth quarter.

Gross profit, S,G&A expenses and operating and pretax income, all expressed as a percentage of sales, and the effective tax rate, expressed as a percentage of pretax income, for the fourth quarters and full years 2007 and 2006, were as follows:

	Fourth Quarter		Full Year
	2007	2006	2007	2006
Gross profit	49.8%	50.4%	50.8%	51.2%
S,G&A expenses	24.7%	26.2%	25.4%	25.8%
Operating income	22.2%	21.4%	22.5%	22.4%
Pretax income	21.3%	20.1%	21.5%	21.1%

Effective tax rate	25.1%	23.4%	28.9%	26.9%

Operating and pretax income margins improved for both Q4 and full year 2007. Lower S,G&A expense levels more than compensated for modest gross profit declines in the quarter and the full year 2007. The lower gross profit margins in Q4 2007 compared to the level achieved in Q4 2006 resulted largely from the ongoing and anticipated impact of the February 2007 acquisition of Epichem and its higher cost levels relative to our base business and from costs to ramp up production levels to support higher current and expected sales growth levels. These factors were only partially offset by increased pricing and favorable impacts from both volume and product mix.

The higher effective tax rate for Q4 2007 compared to the same period in 2006 reflects the reinstatement of the U.S. R&D tax credits for all of 2006 in Q4 2006 and the expiration of the U.S. export tax benefits in 2006, partially offset by an increase in the U.S. manufacturing deduction and a lower level of international taxes in 2007. The higher effective tax rate for the full year of 2007 compared to 2006 reflects the absence of a net benefit from audit activity in 2007 and expiring U.S. export tax benefits in 2006, partially offset by an increase in the U.S. manufacturing deduction and reduced international taxes in 2007.

OUTLOOK:

2008 Expectations: Ongoing implementation of programs already in place to support our five key strategic initiatives is expected to enable the Company to meet its 7% long-term organic growth goal for 2008. A modest additional carryover benefit in Q1 2008 from the February 2007 acquisition and currency benefits could add 3% more to reported growth rates if currency exchange rates remain at December 31, 2007 levels.

The activities that drove above-target organic sales growth in Research Specialties over the past six quarters are expected to continue to drive growth of 7% to 8% for the year, well ahead of its 6% long-term goal.

Research Essentials is also expected to continue to meet or beat its long-term organic growth goal of 4%, with growth of 4% to 5% forecast for this year. Continued progress in exploiting sales opportunities in CAPLA markets by stocking larger local quantities of inventory, expanding relationships with local customers and more closely coordinated marketing programs aimed at research customers in all geographic areas should aid both Research Essentials and Research Specialties results for the year.

Research Biotech is expected to continue its momentum towards reaching its 10% long-term organic growth potential by delivering organic sales growth of 7% to 8% in 2008, roughly half way between its most recent annual performance and its long-term growth goal. This unit should continue to benefit from the increased sales efforts launched early in 2007, the ongoing addition of innovative products to its broad product and service offering, the listing of many of our biotechnology products in new public scientific search databases, the availability of new tools such as “Your Favorite Gene” that streamline customers’ web search activities and the continued expansion of products available through internal and collaborative R&D efforts under licenses from and agreements with Sangamo BioSciences.

After achieving record sales levels in several of our most recent quarters, SAFC is expected to have another strong year in the 8% to 9% organic sales growth range. A carryover benefit in Q1 2008 from the February 2007 acquisition of Epichem, an innovator in developing and supplying high performance semiconductor materials, is expected to add modestly to organic growth. Anticipated results from the Q2 2007 addition of Molecular Medicine Biosciences, which has been integrated into SAFC, are included in overall forecasts and will not be reported separately.

Ongoing efforts to identify and pursue additional desirable acquisition candidates may further enhance growth in 2008 as we continue to seek to add as much as 3% in overall additional annual revenue growth through acquisition of strategically important products, services, platform technologies, businesses and facilities.

Based on our 2007 achievements, the sales expectations described above, currency rates remaining at December 31, 2007 levels, the expected pretax income margin and tax rate described below and other expectations for our business, we set our initial forecast for diluted earnings per share for 2008 in the range of $2.52 to $2.62, a 7.7% to 12.0% increase over 2007’s $2.34. Pretax income margins for the full year are expected to improve from the 21.5% achieved in 2007 as the result of modest contributions from the Company’s supply chain initiative and other margin improvement initiatives. A higher forecasted effective tax rate in the range of 30% to 32% of pretax income for all of 2008 will likely offset pretax margin improvements. The effective tax rate for 2008 is expected to increase because of a higher net international tax level, due to a larger 2007 benefit from changes in our international organization, and the expiration of the U.S. R&D tax credit. Reinstatement of the U.S. R&D tax credit currently being considered by the U.S. Congress would likely drive the tax rate for 2008 to the lower end of this range. Variations to our forecast tax rate and forecast diluted EPS for 2008 are possible due in part to changes in the status of tax uncertainties pursuant to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Additional modest share repurchase activity may also benefit EPS growth.

Supply Chain Initiative: The Company’s previously announced supply chain project is an ambitious five-year project that is expected to improve service and enable us to expand margins through eight separate but complementary supply chain initiatives focused on improving how we procure goods and services, manage inventory and execute other supply chain activities that are key to our customer centric approach. While the project commenced in 2007 and some modest benefits are expected in 2008, management does not expect significant annual pretax income benefits to result until 2009. Annual benefits of $10 to $15 million, as early as 2009, are expected to increase in roughly ratable amounts to between $35 and $45 million annually by 2012. Based on current shares outstanding, this could increase diluted earnings per share by $.05 to $.08 in 2009, increasing to $.19 to $.24 by 2012, and improve pretax and operating margins by as much as 150 basis points when the full benefits of the project are realized. These benefits are above and beyond our current expectations to continue to generate $15 million in annual pretax savings from process improvements, with the majority of these $15 million in savings expected to be reinvested to support achieving revenue growth targets just as they have been historically.

OTHER INFORMATION:

Dividend: At a meeting held today, the Company’s Directors declared a quarterly cash dividend of $.13 per share, an increase of 13.0% from the prior quarterly dividend amount. This dividend is payable on March 14, 2008 to shareholders of record on February 29, 2008. This marks the 32nd consecutive increase in the Company’s annual dividend since its inception in 1975.

Return On Equity: Our ROE at December 31, 2007 was 20.6%, continuing to exceed our 20% goal.

Share Repurchase: Another 1.0 million shares were acquired during Q4 2007 at an average price of $51.51 per share. Since beginning the program in late 1999, 84.0 million shares have been acquired at an average purchase price of $20.46 per share. There were 129.4 million shares outstanding at December 31, 2007. The Company expects to repurchase 6.0 million more shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash Flow, Working Capital and Debt: Cash flow from operations for 2007 compared to 2006 increased by $88.7 million, or 26.8%, to $419.1 million. The purchase of 4.0 million shares in 2007 used $184.3 million of cash. Capital expenditures were $79.7 million for 2007, $5.2 million higher than spending in 2006 as we’ve invested to upgrade our web site and in several other large information technology projects. Acquisitions used another $67.6 million of cash.

Short-term borrowings were $331.3 million at a weighted average interest rate of 4.5% and long-term debt was $207.0 million at a weighted average interest rate of 6.4% at December 31, 2007. Our debt to capital ratio at December 31, 2007 was 25.0%.

Accounts receivable days sales outstanding at December 31, 2007 were 50 days, equivalent to the December 31, 2006 level, and well below the 55 days at September 30, 2007 which was due primarily to the impact of quarter-end currency rates on accounts receivable balances and a temporary increase related to the timing of customer payments. Inventory months on hand were 7.3 months at December 31, 2007, a 3.9% improvement from the 7.6 month level at year-end 2006.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 7,900 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency, and where indicated, acquisition impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur in 2008 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2008. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales, income and process improvement savings amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts, the sales benefit from acquisitions and an inventory purchase accounting charge. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Income Analysis”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 4 to the Consolidated Financial Statements - Uncertainty in Income Taxes - in the Company’s Form 10-Q report for the quarter ended September 30, 2007, (6) exposure to litigation, including product liability claims, (7) changes in research funding and the success of research and development activities, (8) the ability to maintain adequate quality standards, (9) reliance on third party package delivery services, (10) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (11) other changes in the business environment in which the Company operates, and (12) the outcome of the matters described in Note 13 to the Consolidated Financial Statements - Contingent Liabilities and Commitments - in the Company’s Form 10-Q report for the quarter ended September 30, 2007. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2006. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales	$532.1	$464.5	$2,038.7	$1,797.5
Cost of products sold	266.9	230.3	1,002.7	877.3

Gross profit	265.2	234.2	1,036.0	920.2
Selling, general and administrative expenses	131.6	121.5	517.1	464.6
Research and development expenses	15.7	13.3	59.3	52.9
Interest, net	4.5	5.9	22.0	24.0

Income before income taxes	113.4	93.5	437.6	378.7
Provision for income taxes	28.5	21.9	126.5	101.9

Net income	$84.9	$71.6	$311.1	$276.8

Net income per share - Basic	$0.66	$0.54	$2.38	$2.08

Net income per share - Diluted	$0.64	$0.53	$2.34	$2.05

Weighted average number of shares outstanding - Basic	129.6	132.0	130.6	132.9

Weighted average number of shares outstanding - Diluted	132.4	134.2	133.1	134.9

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$237.6	$173.8
Accounts receivable, net	276.3	248.0
Inventories	653.6	596.0
Deferred taxes	57.7	49.6
Other current assets	57.3	45.5

Total current assets	1,282.5	1,112.9

Property, plant and equipment, net	681.5	645.1
Goodwill, net	420.3	361.3
Intangibles, net	136.9	126.0
Other assets	107.9	89.0

Total assets	$2,629.1	$2,334.3

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$331.3	$189.0
Accounts payable	131.0	97.2
Accrued payroll and payroll taxes	55.0	47.4
Accrued income taxes	47.1	48.6
Other accrued expenses	70.6	60.4

Total current liabilities	635.0	442.6

Long-term debt	207.0	337.9
Deferred post-retirement benefits	36.9	38.5
Deferred taxes	42.3	48.1
Other liabilities	91.3	56.3

Total liabilities	1,012.5	923.4

Stockholders’ equity:
Common stock	201.8	201.8
Capital in excess of par value	109.7	79.1
Common stock in treasury	(1,534.1)	(1,375.4)
Retained earnings	2,679.3	2,424.7
Accumulated other comprehensive income	159.9	80.7

Total stockholders’ equity	1,616.6	1,410.9

Total liabilities and stockholders’ equity	$2,629.1	$2,334.3

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Twelve Months
	Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$311.1	$276.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97.8	90.9
Deferred income taxes	(21.7)	(44.1)
Stock-based compensation expense	19.0	13.3
Other	(0.3)	7.8
Changes in assets and liabilities:
Increase in accounts receivable	(7.3)	(25.2)
Increase in inventories	(25.2)	(11.5)
Increase (decrease) in accrued income taxes	25.0	(5.4)
Other	20.7	27.8

Net cash provided by operating activities	419.1	330.4

Cash flows from investing activities:
Property, plant, and equipment additions	(79.7)	(74.5)
Proceeds from sale of property, plant and equipment	1.3	2.8
Acquisitions of businesses, net of cash acquired	(67.6)	(20.0)
Other, net	(5.1)	(12.7)

Net cash used in investing activities	(151.1)	(104.4)

Cash flows from financing activities:
Net issuance of short-term debt	61.8	45.3
Issuance of long-term debt	—	100.0
Repayment of long-term debt	(69.7)	(142.8)
Payment of dividends	(60.0)	(55.7)
Treasury stock purchases	(184.3)	(138.2)
Exercise of stock options	32.4	30.9
Excess tax benefits from stock-based payments	7.8	4.3

Net cash used in financing activities	(212.0)	(156.2)

Effect of exchange rate changes on cash	7.8	5.4

Net change in cash and cash equivalents	63.8	75.2
Cash and cash equivalents at January 1	173.8	98.6

Cash and cash equivalents at December 31	$237.6	$173.8

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months
	Ended December 31, 2007
		Currency		Adjusted
	Reported	Benefit	Acquisition	(Organic)
Research Essentials	11.8%	6.8%	—%	5.0%
Research Specialties	15.5%	7.8%	—%	7.7%
Research Biotech	11.3%	6.9%	—%	4.4%
SAFC	16.8%	5.6%	8.0%	3.2%
Total	14.6%	6.8%	2.3%	5.5%
	Twelve Months
	Ended December 31, 2007
		Currency		Adjusted
	Reported	Benefit	Acquisition	(Organic)
Research Essentials	9.2%	4.6%	—%	4.6%
Research Specialties	13.6%	5.3%	—%	8.3%
Research Biotech	8.1%	4.4%	—%	3.7%
SAFC	19.1%	4.4%	7.6%	7.1%
Total	13.4%	4.8%	2.1%	6.5%

Business Unit Sales

(in millions)

	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Fourth Quarter 2006	Total 2006
Research Essentials	$91.8	$88.1	$87.4	$88.0	$355.3
Research Specialties	168.8	164.1	164.2	172.6	669.7
Research Biotech	71.8	69.0	65.4	70.6	276.8
SAFC	110.7	127.3	124.4	133.3	495.7

Total Customer Sales	$443.1	$448.5	$441.4	$464.5	$1,797.5

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Total 2007
Research Essentials	$98.8	$95.9	$94.9	$98.4	$388.0
Research Specialties	189.3	185.6	186.6	199.4	760.9
Research Biotech	75.2	72.8	72.7	78.6	299.3
SAFC	132.6	153.2	149.0	155.7	590.5

Total Customer Sales	$495.9	$507.5	$503.2	$532.1	$2,038.7

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
Proforma net income before currency benefit	$74.6	$71.6	$0.56	$0.53
Currency benefit	10.3	—	0.08	—

Total reported net income	$84.9	$71.6	$0.64	$0.53

	Net Income (in millions)		Diluted Earnings Per Share
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Proforma net income before currency benefit and inventory purchase accounting charge	$277.8	$278.9	$2.09	$2.07
Currency benefit	33.3	—	0.25	—

Proforma net income before inventory purchase accounting charge	311.1	278.9	2.34	2.07
Inventory purchase accounting charge	—	(2.1)	—	(0.02)

Total reported net income	$311.1	$276.8	$2.34	$2.05